Exhibit 3.52

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

VOICESTREAM PITTSBURGH LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is “VoiceStream Pittsburgh LLC”.

SECOND: The address of its registered office and the name of its registered agent required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: This Certificate of Formation shall be effective as of January 31, 2017 at 4:31 pm EST.

(signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of VoiceStream Pittsburgh LLC, this 31st day of January, 2017.

/s/ David A. Miller
David A. Miller, Authorized Person